Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

August 19, 2022

Diana Shipping Inc.
Pendelis 16
175 64 Palaio Faliro
Athens, Greece

Re: Diana Shipping Inc.
Ladies and Gentlemen:
We have acted as Marshall Islands counsel to Diana Shipping Inc. (the "Company") in connection with the Company's registration statement on Form F-3, including the prospectus contained therein, as filed on the date hereof with the U.S. Securities and Exchange Commission (the "Commission"), and as thereafter amended or supplemented (the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of the resale of up to an aggregate of 18,487,395 shares of common stock, $0.01 per share, of the Company (the "Shares"), to be offered by a selling shareholder named therein (the "Selling Shareholder").  The Shares are issuable to the Selling Shareholder upon exercise of the warrants described in the Registration Statement and the prospectus contained therein (the "Warrants").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, (ii) the Warrants, (iii) certain memoranda of agreement entered into between the Company and the respective Selling Shareholder, and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Shares have been duly authorized and, when issued against payment therefor in accordance with the terms of the respective Warrants, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "Legal Matters," without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP